                                                                EXHIBIT (10)(m)


Employment-Severance Arrangement with Robert B. Fritsch

         In January 1996, the Company and Robert B. Fritsch agreed that Mr. Fritsch will continue to serve as President and Chief Executive Officer of the Company until September 30, 1996 or until a new Chief Executive Officer is employed, whichever comes first. Under the terms of this arrangement, Mr. Fritsch's salary was increased to $450,000 annually effective December 1, 1995; a special bonus award of $112,000 was paid to Mr. Fritsch in January 1996; and Mr. Fritsch will receive a payment of up to $240,000 the day the new Chief Executive Officer begins employment with the Company. This latter payment will be in lieu of any 1996 pro-rated bonus based on the annual incentive plan. Under certain circumstances, Mr. Fritsch has agreed to continue as President and Chief Executive Officer through December 31, 1996, in which case he would be entitled to receive the greater of the up to $240,000 payment referred to above or his pro rated portion of the 1996 annual bonus. Mr. Fritsch also has agreed to serve in a transitional role for up to seven months after a new President and Chief Executive Officer takes over, during which period Mr. Fritsch will continue to receive his salary and certain benefits. Upon retirement, Mr. Fritsch will also receive title to his company automobile.